Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES RESIGNATION OF IKE KIER FROM BOARD OF DIRECTORS

New York, NY – March 23, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced that Ike Kier will resign from its Board of Directors, effective April 1, 2010, to dedicate more time to his own private investment firm.  Mr. Kier has served as a member of Rand’s board since 2004.

"On behalf of the management team, Board of Directors and shareholders of Rand, I want to thank Ike for the expertise and guidance that he has provided to the Company from its 2004 IPO and 2006 acquisition of its Lower Lakes subsidiaries, to its successful integration as a publicly-held, growing shipping business," said Laurence S. Levy, Chairman and CEO of Rand.

Rand also announced that Michael Lundin, a current Director of Rand and formerly the President and Chief Executive Officer of the Oglebay Norton Company, will succeed Mr. Kier as Chairman of the Audit Committee of the Board of Directors.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian commissioned ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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